Exhibit 99.2

Transaction Bonus Plan Form Award Letter

[DATE]

Mr./Ms. ______________
INSERT ADDRESS

Re:	Transaction Bonus Plan

Dear ______________:

It is my pleasure to inform you that you are eligible to participate in the Safeguard Scientifics, Inc. Transaction Bonus Plan, as amended and restated (the “Plan”). The purpose of the Plan is to provide you with an incentive to enhance stockholder value in connection with the Board’s strategic plan regarding asset sales (the “Strategic Plan”). As a valued member of the team, we want you to stay with the Company and support us as we implement the Strategic Plan and any transactions thereunder to benefit the Company and its shareholders. A copy of the Plan is enclosed for your reference. [This award letter supersedes in its entirety your prior award letter dated [__, 2018] (your “Prior Agreement”)].

The Plan details are set forth below. (All capitalized terms utilized but not otherwise defined herein shall be deemed to be defined as contained in the Plan.):

General

You may be eligible to receive a payment under the Plan (the “Award”), as set forth below. Since the opportunity to participate in the Plan is being offered to a limited number of employees of the Company, you should treat your participation in the Plan, and any Award under it, with appropriate sensitivity and confidentiality. The Plan does not form any part of your contractual terms and conditions of employment and does not guarantee employment for any particular time or alter the nature of your employment with the Company.

Award Payments

You may receive a portion of the Bonus Pool under the Plan, subject to normal tax and payroll deductions. Your portion of the Bonus Pool will be calculated based on your Bonus Pool Percentage, which is ____%. The Board may, in its sole discretion, increase the amount of your Bonus Pool Percentage to reflect the allocation of the Bonus Pool Reserve, as set forth in the Plan but cannot decrease your Bonus Pool Percentage without your written consent.

Unless the Board provides otherwise, if, prior to a Vesting Date, you cease to remain in Continuous Service to the Company due to your voluntarily resignation from the Company without Good Reason (i.e. you quit), or termination from employment by the Company for Cause, you will no longer participate in the Plan, and no Award, partial or otherwise, will be made to you under the Plan. However, a period of approved absence or a change in role will not affect your eligibility for the Award and if your employment is terminated for any other reason, including without Cause, for Good Reason, due to death and disability, you will remain eligible to receive an Award, subject to the terms of the Plan.

The Plan anticipates that there could be one or more Vesting Dates, depending on whether there are multiple Sales Transactions. In the event that there are multiple Sales Transactions, your payments under your Award will be cumulative. As a condition of your final payment, you may be required to execute a written release of all claims against the Company and its affiliates in connection with your employment in a form provided by the Company.

  To the extent that an Award becomes due under the Plan, it will be paid to you in accordance with the terms of the Plan. Please note the Company reserves the right to delay payment in accordance with Section (8)(i) of the Plan.

Miscellaneous

The Plan and this letter agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between the parties with respect to the subject matter hereof, including, without limitation, your Prior Agreement, and neither the Plan nor this letter agreement may be modified adversely to your interest except by means of a writing signed by you and the Company except to the extent necessary to comply with law. The Award is subject to all terms of the Plan. Neither party is relying upon any representation, understanding, undertaking, promise, commitment, communication or agreement, whether written or oral, not set forth in this letter agreement, and each party expressly disclaims any reliance on any of the foregoing.

Please note that any Award will not be considered part of your earnings for purposes of calculating any other current or future benefits under any compensation or benefit programs maintained or sponsored by the Company, including the 401(k) plan.

Award(s) hereunder shall be subject to applicable federal, state and local tax reporting and withholding requirements. This letter agreement shall be interpreted such that Award(s) made under the Plan comply(ies) with, or is exempt from, Section 409A of the Internal Revenue Code. To the extent that the Company determines that an Award constitutes deferred compensation (within the meaning of Section 409A), such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A. However, nothing in this letter agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity, and the Company shall not pay any additional payment or benefit in the event that the Company changes the time or form of your payments or benefits in accordance with this section.

Applicable Law

All questions concerning the construction, validity and interpretation of this letter agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any conflicts or choice of law rules or principles.

Please sign and return one copy of this letter agreement. By doing so, you acknowledge that you have received sufficient information regarding the Plan. If you have any questions, please contact us at 610-293-0600.

Sincerely,

Chairman of the Compensation Committee of the Board

ACCEPTED:

____________________________

Date:   [_______]

Enclosure